Exhibit 99.1

NetRatings

                                                         Contact:
                                                         Susan Hickey
                                                         NetRatings, Inc.
                                                         212-703-5909
                                                         shickey@netratings.com


                 NETRATINGS CONTINUES PATENT ENFORCEMENT PROGRAM

     New York, June 22, 2005 - NetRatings, Inc. (NASDAQ: NTRT), a global leader in Internet media and market research, today announced that it has filed lawsuits against three companies, alleging infringement of patents owned or controlled by NetRatings. NetRatings has filed complaints in federal courts in the Eastern District of Virginia against Visual Sciences, LLC; the Central District of California against SageMetrics, Corp.; and the Southern District of New York against Sane Solutions, LLC. The NetRatings patent portfolio, which relates generally to the collection, analysis and reporting of information concerning computer usage activity, includes United States Patent Nos. 5,675,510; 5,796,952; 6,108,637; 6,115,680; 6,138,155; 6,643,696 and 6,763,386.
Several of these patents were asserted in each lawsuit.

     "Our objective is clear," said William Pulver, president and CEO, NetRatings. "NetRatings has made significant investments in intellectual property to drive our comprehensive product strategy. As we continue to innovate based on these assets, we are also committed to protecting our investments through a comprehensive patent enforcement program."

     Previously, NetRatings filed complaints on May 19, 2005 against Coremetrics, Inc. and Omniture, Inc., both in federal court in the District of Delaware, alleging similar infringement.

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About NetRatings
NetRatings, Inc. (Nasdaq: NTRT) delivers leading Internet media and market research solutions, marketed globally under the Nielsen//NetRatings brand. With high quality, technology-driven products and services, Nielsen//NetRatings enables clients to make informed business decisions regarding their online strategies. The Nielsen//NetRatings product portfolio includes panel-based and site-centric Internet audience measurement services, online advertising intelligence, user lifestyle, demographic and product brand preferences data, Internet reach and frequency planning tools, and custom data, research and analysis. For more information, visit www.nielsen-netratings.com

Safe Harbor Statement
This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forwardlooking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10-K for the fiscal year ended Dec. 31, 2004 and its quarterly reports on Form 10-Q, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

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